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                                                                   EXHIBIT 10.15

                                    AMERICAID
                                 COMMUNITY CARE


March 17, 1995


Lorenzo Childress, Jr., M.D.
17500 Fairway
Detroit, MI  48203


Dear Dr. Childress:

       On behalf of AMERICAID, Inc. ("AMERICAID" OR THE "Company"), I would like to offer you a position with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

       On or before July 10, 1995, you will commence employment with the Company as Medical Director. Your initial responsibilities in such a capacity will be mutually determined and agreed upon prior to the commencement of your employment with the Company. Your initial salary will be Two Hundred and Five Thousand Dollars ($205,000.00) per year. Such salary shall be paid in conformance with the Company's customary practice as established or modified from time to time.

       You will also be eligible for a potential bonus of up to 25,000 options to purchase shares of the Company's Common Stock within twelve (12) to eighteen
(18) months after the commencement of your employment with the Company at such time as any such bonus is awarded. The actual number of options which may be awarded to you will be determined in the sole discretion of the Company's Board of Directors based on the evaluation of your work performance and the Company's attainment of its goals or objectives.

       Subject to the approval of the Company's Board of Directors, you will be granted options to purchase 100,000 shares of Common Stock of the Company at a purchase price of $.10 per share in accordance with the Company's Stock Option Plan. Such options shall be exercisable over a five year period after the date of the grant of the options at a rate of 20% after the first year and at a rate of 5% quarterly thereafter. In addition, in the event that the Company shall adopt an Executive

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Lorenzo Childress, Jr., M.D.
March 17, 1995
Page 2

Bonus Plan in the future, you shall be eligible to participate in such a Plan on a basis commensurate with your level responsibility at such time subject to the approval and discretion of the Board of Directors of the Company.

       In addition, the Company will reimburse you for your reasonable expenses associated with your relocation to the Virginia Beach area, including costs (i) of moving household furnishings, personal effects, storage costs and insurance,
(ii) closing costs and commissions to real estate brokers associated with the sale of your residence and the purchase of a residence in the Virginia Beach area, including title insurance, plot surveys, bank origination and application fees, legal fees, home inspection fees, and appraisal fees, but not including mortgage "points", (iii) two (2) trips for you and your wife to the Virginia Beach area for a period of four (4) days each and (iv) reasonable rent for a residence in the Virginia Beach area which shall not on a monthly basis exceed your current monthly mortgage payment for a period of not more than six (6) months, (v) a lump sum payment of Two Thousand Dollars ($2,000.00) for all incidental expenses attendant to your move and (vi) any incremental income tax actually owed by you as a result of any such reimbursement.

       You will also be entitled to participate in the Company's employee benefit plans at such time as any such plans are adopted by the Company to the same extent as other employees of similar rank and tenure.

       As a condition of employment with the Company you will be required to sign a standard Employee Non-Competition, Non-Disclosure and Developments Agreement, a copy of which is attached for your review.

       In the event the Company terminates your employment without cause, you will be eligible for a severance payment equal to three (3) months base salary. For purposes of your employment and as used herein, the term "cause" shall mean conduct involving one or more of the following:

              (i) the substantial and continuing gross and willful failure of the Employee to render services to the Company in accordance with the Employee's obligations and position with the Company, which failure materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company, after 30 days'


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Lorenzo Childress, Jr., M.D.
March 17, 1995
Page 3

notice from the President of the Company, such notice setting forth in reasonable detail the nature of such failure, and in the event the Employee fails to cure such breach or failure within 30 days of notice from the Company, if such breach or failure is capable of cure;

              (ii)   dishonesty, gross negligence, breach of fiduciary duty;

              (ii) the commission by the Employee of an act of fraud or embezzlement, as found by a court of competent jurisdiction, which results in material loss, damage or injury to the Company, whether directly or indirectly, or the commission by the Employee of any other action with the intent to injure materially the Company which could, in the reasonable opinion of the President of the Company, result in material harm to the Company;

              (iv) the conviction by the Employee of a felony, either in connection with the performance of his obligations hereunder or which shall materially adversely effect the Employee's ability to perform his obligations hereunder; or

              (v) material breach of the terms of this letter, including the Employee Noncompetition, Non-Disclosure and Developments Agreement, provided that the Company provides the Employee with adequate notice of such breach and the Employee fails to cure such breach, if the breach is reasonably curable, within thirty (30) days after receipt of such notice.

       In the event of a termination "for cause" pursuant to the provisions of clauses (i) through (v) above, inclusive, the Employee shall be entitled to no severance or other termination benefits except as required by law.

       Please acknowledge your acceptance of the Company's offer of employment and the terms and conditions set forth herein by executing this letter below as indicated.



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Lorenzo Childress, Jr., M.D.
March 17, 1995
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            It would be a great pleasure to welcome you to AMERICAID. I anticipate that you will be able to make a key contribution to the Company's success.

                                           Very truly yours,



                                           Jeffrey L. McWaters

AGREED TO AND
ACCEPTED BY:



/s/ Lorenzo Childress Jr.
-------------------------
LORENZO CHILDRESS, JR., M.D.